Midwest Express Holdings, Inc.
                                                6744 South Howell Avenue
                                                Oak Creek, Wisconsin  53154-1402
                                                414-570-4000
                                                www.midwestexpress.com
                                                Traded: NYSE - MEH

Media Inquiries: Joyce Early, 414-570-3965 or jearly@midwest-express.com
Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or
                            doreilly@midwest-express.com

FOR IMMEDIATE RELEASE
January 23, 2003


             MIDWEST EXPRESS HOLDINGS REPORTS FOURTH QUARTER RESULTS

Fourth Quarter 2002 Summary
o    Operating revenue increased 10% to $103.1 million
o    Operating loss of $10.1 million
o    Net loss of $6.7 million, or $0.44 per share
o Fuel price increases negatively impacted operating results by $3.5 million, or $0.15 per share

Milwaukee, Wisconsin, January 23, 2003 - Midwest Express Holdings, Inc. (NYSE:
MEH) today reported financial results for its Midwest Express and Astral
Aviation (dba Skyway Airlines, The Midwest Express Connection) operations.

Year-over-year comparisons of financial and operational performance may not be meaningful because of the impact of the events of September 11, 2001.

For the fourth quarter ending December 31, 2002, operating revenue increased
9.7% to $103.1 million. Operating results improved to a $10.1 million loss from a $10.6 million loss, while net results decreased to a $6.7 million net loss from a $2.1 million net loss in the same quarter a year ago. Per share results decreased to a $0.44 loss from a $0.15 loss in the fourth quarter of 2001.
Fourth quarter 2001 results include non-operating income of $8.1 million
(pre-tax), or $0.37 per share, associated with a grant from the Air
Transportation Safety and System Stabilization Act.

Year to date, operating revenue decreased 6.7% to $427.0 million. Operating results decreased to a $54.3 million loss from a $38.0 million loss, while net results improved to a $10.6 million net loss from a $14.9 million net loss in 2001. Per share results improved to a $0.72 loss in 2002 from a $1.08 loss the prior year. Year-to-date results include a $29.9 million (pre-tax) impairment charge, other income of $39.5 million (pre-tax) associated with an arbitration settlement and $0.3 million (pre-tax) in federal grants. 2001 year-to-date results reflect an $8.8 million (pre-tax) impairment charge and $16.3 million
(pre-tax) in federal grants. Excluding these adjustments, 2002 year-to-date results improved to a $1.15 loss per share from a $1.42 loss per share in 2001.

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"The current revenue environment continues to challenge us and the entire industry," said Timothy E. Hoeksema, chairman and chief executive officer of Midwest Express Holdings. "Weak travel demand has resulted in depressed pricing, while costs for insurance and fuel have escalated." Hoeksema noted that reduced unit costs were a bright spot for Midwest Express and Skyway in the quarter, the result of companywide cost-management initiatives that have helped mitigate losses while continuing to provide a superior travel experience.

Additionally, Midwest Express and Skyway's operational performance remains exceptional, according to Hoeksema. Midwest Express completed 99.2% of scheduled flights and Skyway 99.3% in the quarter. On-time performance exceeded goals at both carriers for the quarter, and baggage handling statistics remain at the top of the industry.

At Midwest Express Airlines, revenue per scheduled service available seat mile decreased 5.2% in the fourth quarter - an improvement in load factor was not enough to offset a decrease in revenue yield. Load factor increased as lower fares stimulated travel demand, while yields were significantly impacted by lower business fares and business travel demand, as well as increased competition from low-fare airlines.

Midwest Express Airlines' per-gallon fuel costs increased 18.6% in the quarter from a year earlier. Into-plane fuel prices were $0.15 more per gallon, resulting in a $2.9 million unfavorable price variance and increasing per share loss by $0.12. The company hedged 9% of its fourth quarter fuel volume, resulting in reduced costs of $0.2 million.

Cost per available seat mile (unit costs) at Midwest Express Airlines decreased
6.6% (11.1% excluding fuel) in the quarter. Unit costs declined due to companywide cost-reduction efforts - including decreases in labor costs, travel agency commissions, dining services and other areas. Unit costs were adversely impacted by an increase in flight operations training costs and higher insurance costs.

At Skyway Airlines, revenue per scheduled service available seat mile decreased
12.2%. Load factor increased 4.0 percentage points despite a 35.2% increase in capacity, but revenue yield fell 18.7% due to the reduction in business travel, lower fares implemented to stimulate travel, and longer flight lengths with lower yields. Cost per available seat mile decreased 2.6% (5.8% excluding fuel) due to an increase in lower-cost regional jet operations and the longer flight lengths. Into-plane fuel prices averaged $0.18 per gallon more in the fourth quarter, generating an unfavorable $0.6 million price variance, or $0.03 per share.

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At the end of the year, Midwest Express Holdings had $41.5 million in unrestricted cash, up from $36.9 million at the end of the third quarter. During the fourth quarter, the company incurred $3.9 million in capital spending, paid down $2.5 million of its bank credit facility and made $0.7 million in progress payments on the Boeing 717 aircraft program. Capital spending for the year totaled $8.8 million, including costs to refurbish an MD-80 aircraft, acquisition of a spare engine for the 328JET fleet, purchase of other capitalized parts for aircraft maintenance, and some initial provisioning of aircraft components for the Boeing 717 program.

Hoeksema pointed out that the company continues to work to improve revenue and reduce costs. In the fourth quarter, Midwest Express and Skyway implemented extensive flight schedule changes to better match capacity with demand through the winter, and modified pricing structures and service fees to increase revenue. Cost-reduction efforts included onboard service modifications, a revised travel agency commission structure, amended agreements with vendors, and employee furloughs.

Also in the fourth quarter:
o Midwest Express introduced nonstop service between Kansas City and Austin, Texas, and nonstop seasonal service between Kansas City and Ft. Myers, Fla.
     The airline also added service to San Jose, Calif. through a codeshare agreement with American Eagle.
o    Midwest Express amended and extended its bank credit facility until August
     30, 2003.
o    Midwest Express reached a contract agreement with the Association of Flight
     Attendants, which represents its flight attendants.

In the first quarter of 2003:
o    Skyway Airlines launched Essential Air Service from Manistee, Mich. on
     January 6 and from Ironwood, Mich. on January 8. The airline will launch
     Essential Air Service from Iron Mountain, Mich. on January 31.
o    On February 28, Midwest Express will accept delivery of the first of 25 new
     Boeing 717 aircraft that will join its fleet over the coming two years and eventually replace its existing DC-9 fleet. The 717s, which offer significantly lower operating costs than the airline's current fleet in terms of both fuel efficiency and maintenance, will carry 88 passengers in the Midwest Express two-by-two seating configuration.
o    On March 1, Midwest Express and Skyway will adopt simplified names -
     Midwest Airlines and Midwest Connect - and introduce a new corporate symbol. The name changes are intended to clarify the level of service provided by the airlines and their connection, and are expected to result in estimated millions of dollars in additional revenue annually.
o By the end of the quarter, Midwest Express plans to offer passengers the option of checking in for flights via the Internet or self-service kiosks at select airports, providing for quicker issuance of boarding passes.

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"Moving forward, we're continuing to focus on increasing revenue, reducing costs and providing exceptional customer service," said Hoeksema. "The upcoming addition of Boeing 717s to the Midwest Express fleet and our name changes reaffirm our absolute commitment to emerging from the industry's challenges an even stronger competitor."

Company management and industry analysts will discuss fourth quarter results at 1 p.m. Central time Thursday, January 23. The discussion can be accessed live and for the following 30 days by visiting www.midwestexpress.com.


Midwest Express Airlines features nonstop jet service to major destinations throughout the United States. Astral Aviation, Inc. - its wholly owned subsidiary - operates Skyway Airlines, The Midwest Express Connection, which offers connections to Midwest Express as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 54 cities. More information is available at www.midwestexpress.com.

                                       ###


This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal,"
"objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates and the meeting of certain financial covenants.



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
                                             Midwest Express Holdings, Inc.
                                                  Operating Statistics

                                                       Three Months Ended                         Twelve Months Ended
                                                          December 31,                               December 31,
                                                ----------------------------------         ----------------------------------
                                                                        %                                          %
                                                 2002       2001      Change                2002        2001     Change
                                                ----------------------------------         ----------------------------------
Midwest Express Operations
--------------------------
Origin & Destination Passengers                  511,850     440,888     16.1              1,996,397  2,031,449     -1.7
Scheduled Service Revenue Passenger
     Miles (000s)                                505,764     436,571     15.8              1,966,186  1,973,606     -0.4
Scheduled Service Available Seat
     Miles (000s)                                804,239     717,454     12.1              3,190,943  3,231,872     -1.3
Total Available Seat Miles (000s)                818,448     733,723     11.5              3,255,348  3,270,147     -0.5
Load Factor (%)                                    62.9%       60.9%      2.0 pts.             61.6%      61.1%      0.5 pts.
Revenue Yield                                    $0.1429     $0.1559     -8.3                $0.1554    $0.1759    -11.7
Revenue per Schd. Svc. ASM (1)                   $0.0939     $0.0991     -5.2                $0.0997    $0.1121    -11.1
Total Cost per Total ASM (2)                     $0.1140     $0.1220     -6.6                $0.1158    $0.1282     -9.7
Average Passenger Trip Length (miles)              988.1       990.2     -0.2                  984.9      971.5      1.4
Number of Flights                                 10,853       9,387     15.6                 43,936     45,782     -4.0
Into-plane Fuel Cost per Gallon                   $0.931      $0.785     18.6                 $0.822     $0.908     -9.4
Full-time Equivalent Employees at
     End of Period                                 2,410       2,348      2.6                  2,410      2,348      2.6
Aircraft in Service at End of Period                  32          35     -8.6                     32         35     -8.6


Skyway Airlines Operations
--------------------------
Origin & Destination Passengers                  159,924     125,952     27.0                588,830    523,885     12.4
Scheduled Service Revenue Passenger
     Miles (000s)                                 55,152      37,752     46.1                193,350    150,819     28.2
Scheduled Service Available Seat
     Miles (000s)                                101,667      75,179     35.2                395,591    312,209     26.7
Total Available Seat Miles (000s)                101,691      75,179     35.3                395,839    312,258     26.8
Load Factor (%)                                    54.2%       50.2%      4.0 pts.             48.9%      48.3%      0.6 pts.
Revenue Yield                                    $0.3175     $0.3907    -18.7                $0.3752    $0.4446    -15.6
Revenue per Schd. Svc. ASM (1)                   $0.1727     $0.1968    -12.2                $0.1839    $0.2153    -14.6
Total Cost per Total ASM                         $0.2091     $0.2147     -2.6                $0.2016    $0.2323    -13.2
Average Passenger Trip Length (miles)              344.9       299.7     15.1                  328.4      287.9     14.1
Number of Flights                                 13,949      11,953     16.7                 55,130     53,011      4.0
Into-plane Fuel Cost per Gallon                   $1.001      $0.818     22.4                 $0.907     $0.973     -6.8
Full-time Equivalent Employees at
     End of Period                                   593         512     15.9                    593        512     15.9
Aircraft in Service at End of Period                  25          23      8.7                     25         23      8.7


(1)  Passenger, cargo, and other transport related revenue divided by scheduled service ASMs.
(2)  Excluding impairment loss.

Note: All statistics exclude charter operations except the following: total available seat miles, cost per total ASM, into-plane fuel cost, number of employees and aircraft in service. Aircraft acquired but not yet placed into service are excluded from the aircraft in service statistics. Numbers may not recalculate due to rounding.